THE INFORMATION BELOW MARKED BY * AND ( ) HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

                                   OHIO UNIVERSITY
                            RESEARCH AND GRADUATE STUDIES
                          102 RESEARCH AND TECHNOLOGY CENTER
                                  ATHENS, OHIO 45701

                                  LICENSE AGREEMENT



                                         with


                                 SCIMARK CORPORATION
                                         AND
                                  CASTLE GROUP LTD.
                                   375 PARK AVENUE
                                  NEW YORK, NY 10152




                              DATE:    JANUARY 28, 1992

                                         (1)

    This Agreement is made and entered into this 28th day of January 1992 (the "Effective Date) by and between Ohio University, a corporation duly organized and existing under the laws of the State of Ohio and having its principal office at 102 Research and Technology Center, Athens, Ohio 45701, U.S.A. (hereinafter referred to as "OU"), and Scimark Corporation, a corporation duly organized under the laws of New York and having its principal office at 375 Park Avenue, New York New York 10152, U.S.A. (hereinafter referred to "LICENSEE"), and The Castle Group Ltd., a corporation duly organized under the laws of New York and having its principal office at 375 Park Avenue, New York, New York 10152, U.S.A. (hereinafter referred to as "CASTLE").

    WHEREAS, OU is and represents that it is the owner of certain PATENT RIGHTS (as later defined herein) relating to U.S. Patent No. 5,032,407 and C-I-P Application USSN [ * * * ] ("Technology A"); and U.S. Patent Application USSN [ * * * ] by Thomas Wagner and Lei Han, (Technology B").

    WHEREAS, OU desires to have the PATENT RIGHTS (as later defined herein) utilized in the public interest and as willing to grant a license thereunder,

    WHEREAS, LICENSEE desires to commercially utilize the PATENT RIGHTS (as later defined herein) in the public interest through the research, development, production, manufacture, marketing and sale of the LICENSED PRODUCT(s) (as later defined herein) and the LICENSED PROCESS(es) (as later defined herein);

    WHEREAS, in connection herewith, OU and LICENSEE are entering into a Sponsored Research Agreement to further develop the PATENT RIGHTS (as later defined herein), LICENSED PRODUCT(s) (as later defined herein) and LICENSED PROCESS(es) (as later defined herein);

                                         (2)

    WHEREAS, Interneuron Pharmaceuticals, Inc. (hereinafter referred to as "IPI") owns a majority of the stock of LICENSEE and is in the business of researching, developing, producing, manufacturing, marketing and selling pharmaceutical and health care products and services;

    WHEREAS, CASTLE is in the business of locating, investigating and funding scientific inventions which have potential commercial application in the pharmaceutical and health care industries;

    WHEREAS, LICENSEE desires to obtain an exclusive license under the PATENT RIGHTS upon the terms and conditions hereinafter set forth; and

    WHEREAS, CASTLE is willing to guarantee to OU, the performance of certain of LICENSEE's obligations contained herein;

    NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

                               ARTICLE 1 - DEFINITIONS

    For the purposes of the Agreement, the following words and phrases shall have the following meanings:

    1.1 "LICENSEE" shall mean Scimark Corporation, a New York corporation, "AFFILIATE" shall mean a related company of LICENSEE, the voting stock of which is directly or indirectly more than fifty percent (50%) owned or controlled by LICENSEE, an organization which directly or indirectly controls more than fifty percent (50%) of the voting stock of LICENSEE, and an organization the majority ownership of which is directly or indirectly common to the ownership of LICENSEE.

    1.2  "PATENT RIGHTS" shall mean all of the following intellectual property:

    (a) the United States and foreign patents and/or patent applications listed in (or to be added to, pursuant to the SPONSORED RESEARCH AGREEMENT) Appendices A and B;

                                         (3)

    (b) United States and foreign patents issued from the applications listed in (or to be added to, pursuant to the SPONSORED RESEARCH AGREEMENT) Appendices A and B and from divisionals and continuations of these applications;

    (c) claims of U.S. and foreign continuation-in-part applications. and of the resulting patents. which are directed to subject matter specifically described in the U.S. and foreign applications listed in (or to be added to pursuant to the SPONSORED RESEARCH AGREEMENT) Appendices A and B;

    (d) claims of all foreign patent applications, and of the resulting patents, which are directed to subject matter specifically described in the United States patents and/or applications described in (a), (b) or (c) above; and

    (e) any reissues, re-examinations, or extensions of United States or foreign patents described in (a), (b) (c) or (d) above.

    1.3   A "LICENSED PRODUCT" shall mean any product or part thereof which:

    (a) is covered in whole or in part by an issued and unexpired claim contained in the PATENT RIGHTS of Technology A in the country in which any such product or part thereof is made, used or sold.

    (b) is manufactured by using a process or is employed to practice a process which is covered in whole of in part by an issued and unexpired claim contained in the PATENT RIGHTS of Technology A in the country in which a LICENSED PROCESS is used or in which such product or part thereof is used or sold.

    (c) is covered in whole or in part by an issued and unexpired claim contained in the PATENT RIGHTS of Technology B in the country in which any such product or part thereof is made, used or sold as it directly relates to yolk sac as a delivery system; and limited to the field of use of yolk sac cells, and derivatives therefrom, hematopoietic tissue hepatic tissue and neural tissue.

    (d) is manufactured by using a process or is employed to practice a process which is covered in part by an issued and unexpired claim contained in the PATENT RIGHTS of Technology B in the country in which an LICENSED PROCESS is used or in which such product or part thereof is used or sold and is limited to the field of use of yolk sac cells, and derivatives therefrom, hematopoietic tissue hepatic tissue and neural tissue.

    1.4 A "LICENSED PROCESS" shall mean any process which is covered in whole or in part by an issued, unexpired claim contained in the PATENT RIGHTS in any country where the process is practiced.

    1.5 "NET SALES" shall mean LICENSEE'S, an AFFILIATE'S, or SUBLICENSEE'S billings for LICENSED PRODUCTS and LICENSED PROCESSES produced hereunder less the sum of the following:

    (a)  discounts allowed in amounts customary in the trade;

                                         (4)

    (b) sales, tariff duties and/or use taxes directly imposed and with reference to particular sales;

    (c)  outbound transportation prepaid or allowed;

    (d)  amounts allowed or credited on returns; and

    (e)  bad debts actually written off during the period.

    No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by LICENSEE, AFFILIATES or SUBLICENSEES and on their payroll. LICENSED PRODUCTS and LICENSED PROCESSES shall be considered "sold" when billed out or invoiced.

    1.6  "Territory" shall mean worldwide.

    1.7 "Tangible Property" shall mean tangible biological materials created in a result of research which includes cell lines, DNA constructs, vectors, and plasmids and any related material. Any cells or subcultures, clones, or progeny thereof, or DNA molecules or portions thereof which are replicated or derived from biological materials referred to in this paragraph 1.7 is also included in this definition.

    1.8 "TECHNOLOGY A" shall mean any and all PATENT RIGHTS more closely related to Patent No. 5,032,407 and C.I.P. Application USSN [ * * * ] by Tom Wagner, Barbara King and Mike Reed than to TECHNOLOGY B;

    1.9 "TECHNOLOGY B" shall mean, any and all PATENT RIGHTS more closely related to U.S. Patent Application USSN [ * * * ] by Tom Wagner and Lei Han than that to TECHNOLOGY A;

    1.10 "FIRST YEAR MILESTONE" shall mean [ * * * ].

                                         (5)

    1.11 "TWO YEAR MILESTONE" shall mean the milestone mutually agreeable to OU and LICENSEE at the time the FIRST YEAR MILESTONE is achieved;

    1.12 "INITIAL PUBLIC OFFERING" shall mean the first issuance of equity securities which is registered under the Securities Act of 1933;

    1.13 "SUBLICENSEE" shall mean an entity which LICENSEE has granted the right to manufacture and market the LICENSED PRODUCTS or the right to sublicense the LICENSED PROCESSES to others and shall not include a hospital or clinic which permits its associated medical doctors to practice the LICENSED PROCESSES;

    1.14 "CASTLE" shall mean The Castle Group Ltd., a New York corporation;

    1.15 "IPI" shall mean Interneuron Pharmaceuticals, Inc. a Delaware corporation; and

    1.16 "SPONSORED RESEARCH AGREEMENT" shall mean the Sponsored Research Agreement entered into by OU and LICENSEE In connection herewith.

                                  ARTICLE 2 - GRANT

    2.1 OU hereby grants to LICENSEE the exclusive right and license to make, have made, use, lease and sell the LICENSED PRODUCTS and the LICENSED PROCESSES and to practice under the pending patent rights worldwide to the end of the term for which the last to expire patent in the PATENT RIGHTS is granted unless this Agreement shall be sooner terminated according to the terms hereof.

    2.2 LICENSEE agrees that LICENSED PRODUCTS and LICENSED PROCESSES leased, sold or otherwise distributed for use in the United States shall be developed at the principal research operation and principal processing/manufacturing site which is located in the Athens, Ohio area or such location as mutually agreed upon by OU and the LICENSEE.

                                         (6)

    2.3 OU shall have the right to practice under the PATENT RIGHTS and to use and distribute to third parties the TANGIBLE PROPERTY for noncommercial research purposes provided that any OU employee practicing under the PATENT RIGHTS or any OU employee or third party receiving the TANGIBLE PROPERTY, shall have first executed a Confidentiality Agreement with OU substantially in the form provided in Appendix C. Fifteen day prior written notification of TANGIBLE PROPERTY distribution to third parties will be given to LICENSEE.

    2.4 LICENSEE shall have the right to enter into sublicensing agreements for the rights, privileges and licenses granted hereunder.

    2.5 LICENSEE agrees that sublicenses granted by it shall provide that the obligations to OU of Articles 2, 5, 7, 8, 9, 10, 12, 13, and 15 of this Agreement shall be binding upon the sublicensee as if it were a party of this Agreement. LICENSEE further agrees to incorporate and attach copies of these Articles to sublicense agreements.

    2.6 LICENSEE agrees to forward to OU a copy of any and all sublicense agreements promptly upon execution by the parties.

    2.7 If LICENSEE receives non-cash royalties from SUBLICENSEES in lieu of cash royalties under any sublicense under this Agreement, those goods or services will be valued at a fair market price subject to discounts and costs specified in Article 1.5.

    2.10 The license granted hereunder shall not be construed to confer any rights upon LICENSEE by implication, estoppel or otherwise as to any technology not specifically set forth in Appendix A or B hereof.

                                ARTICLE 3 - DILIGENCE

    3.1 LICENSEE shall use its best efforts to bring LICENSED PRODUCTS or LICENSED PROCESSES to market through its own efforts a thorough, vigorous and diligent program for exploitation

                                      (7)

of the PATENT RIGHTS and to continue active, diligent marketing efforts for LICENSED PRODUCTS or LICENSED PROCESSES throughout the life of this Agreement.

    3.2  In addition, LICENSEE shall adhere to the following milestones:

    (a) The LICENSEE will commence a search for a Chief Executive Officer or equivalent within three months of November 18, 1991, and in the event no one is hired for such position within the four month period following the commencement of such search, the LICENSEE shall retain a professional executive search firm to assist in the hiring of someone for such position, and, in any event, LICENSEE shall hire a Chief Executive Officer or equivalent within six months of the achievement of the FIRST YEAR MILESTONE.

    (b) The LICENSEE shall undertake the preparation of a business plan showing the amount of money, number and kind of personnel and time budgeted and planned for each phase of development of the LICENSED PRODUCTS and LICENSED PROCESSES and shall provide similar reports to OU on or before March 1 of each year, within six months of November 18, 1991.

    (c) The LICENSEE shall raise a minimum of Three Million Dollars ($3,000,000) (or a lesser amount as may be mutually agreed upon by the LICENSEE and OU based on re-evaluation of the commercial potential of the LICENSED PRODUCTS and LICENSED PROCESSES) within 18 months of the achievement of the TWO YEAR MILESTONE.

    3.3 LICENSEE shall locate its executive offices, principal research operations and principal processing/manufacturing in the Athens, Ohio area or other such location as may be mutually agreed upon by OU and the LICENSEE.

    3.4 LICENSEE shall designate two (2) seats on the LICENSEE Board of Directors, of the five (5) seats, to the Ohio University Foundation, until such time as LICENSEE consummates an Initial Public Offering, subject to change by mutual agreement of OU and the LICENSEE.

    3.5   LICENSEE' failure to perform in accordance with Paragraphs 3.1, 3.2,
3.3 and 3.4 above shall be grounds for OU to terminate this Agreement pursuant to Paragraph 13.3 hereof.

                                ARTICLE 4 - ROYALTIES

    4.1 For the rights, privileges and license granted hereunder, LICENSEE shall pay to OU in the manner hereinafter provided to the end of the term of the PATENT RIGHTS or until this Agreement shall be terminated:

                                         (8)

    (a) License issue fee of Ten Thousand Dollars ($10,0000), which said License Issue Fee shall be deemed earned and due immediately upon the Effective Date.

    (b) License maintenance fees of Seventy-Five Thousand Dollars ($75,000) per year commencing two years after the achievement of the TWO YEAR MILESTONE payable on January 1 of the third year after completion of the TWO YEAR MILESTONE and on January 1 of each year thereafter; provided, however, that running royalties subsequently due on NET SALES for each said year, it any, shall be creditable against the license maintenance fee for said year. License maintenance fees paid in excess of running royalties shall not be creditable to running royalties for future years.

    (c) Running royalties in an amount equal to three and one half percent (3.5%) of NET SALES of the LICENSED PRODUCTS and LICENSED PROCESSES used, leased or sold by and/or for LICENSEE or an AFFILIATE.

    (d) Running royalties for SUBLICENSEES will amount to the lesser of three and one half percent (3.5%) of NET SALES of LICENSED PRODUCTS or LICENSED PROCESSES used, leased or sold, or thirty percent (30%) of running royalties received by LICENSEE and AFFILIATES from SUBLICENSEES for sublicenses of LICENSED PRODUCTS or LICENSED PROCESSES.

    (e) Issue of five percent (5%) equity in LICENSEE, on a fully diluted basis, to the Ohio University Foundation, or its designee(s), which equity interest will be entitled to "antidilution protection" as is necessary to preserve such percentage ownership position until total investment in LICENSEE equals or exceeds Five Million Dollars ($5,000,000). Until such time as LICENSEE consummates an INITIAL PUBLIC OFFERING of its securities, OU shall have the option to increase its five percent (5%) equity interest in LICENSEE by twenty-five percent (25%) to six and one quarter percent (6.25%) of the equity of LICENSEE at a price equal to fifty percent (50%) of the anticipated offering price of such securities in the INITIAL PUBLIC OFFERING.

    4.2 All payments due hereunder shall be paid in full, without deduction of excise taxes which may be imposed by any government and which shall be paid by LICENSEE.

    4.3 No multiple royalties shall be payable because any LICENSED PRODUCT or LICENSED PROCESS, its manufacture, use, lease or sale are or shall be favored by more than one PATENT RIGHTS patent application or PATENT RIGHTS patent licensed under this Agreement or for sales between LICENSEE and an AFFILIATE.

    4.4 Royalty payments shall be paid in United States dollars in Athens, Ohio, or at such other place as OU may reasonably designate consistent with the laws and regulations controlling in any foreign country. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made be using the exchange rate prevailing at the Chase Manhattan

                                         (9)

Bank (N.A.) on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

    4.5  Royalty payments are nonrefundable.

    4.6 Notwithstanding anything to the contrary contained herein, no royalties shall be payable with respect to the mouse/human testing model.

                            ARTICLE 5 REPORTS AND RECORDS

    5.1 LICENSEE shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to OU hereunder. Said books of account shall be kept at LICENSEE'S principal place of business or the principal place of business of the appropriate division of LICENSEE to which this Agreement relates. Said books and the supporting data shall be open four (4) times per year for five (5) years following the end of the calendar year to which they pertain, for the inspection of OU or its agents for the purpose of verifying LICENSEE'S royalty statement or compliance in other aspects with this Agreement. Should such inspection lead to the discovery of a greater than ten percent (10%) discrepancy in reporting, LICENSEE agrees to pay the full cost of such inspection.

    5.2 LICENSEE, within sixty (60) days after March 31, June 30, September 30 and December 31, of each year, shall deliver to OU true and accurate reports, giving such particulars of the business conducted by LICENSEE, AFFILIATES and its SUBLICENSEES during the preceding three-month period under this Agreement as shall be pertinent to a royalty accounting hereunder. This shall include at least the following:

    (a) number of LICENSED PRODUCTS manufactured and sold by LICENSEE, AFFILIATES, and all SUBLICENSEES;

    (b) total billings for LICENSED PRODUCTS sold by LICENSEE, AFFILIATES, and all SUBLICENSEES;

    (c) accounting for all LICENSED PROCESSES used or sold by LICENSEE, AFFILIATES, and all SUBLICENSEES;

                                         (10)

    (d)  total royalties due; and

    (e)  names and addresses of all SUBLICENSEES and AFFILIATES of LICENSEE.

    5.3 With each such report submitted, LICENSEE shall pay to OU the royalties due and payable under this Agreement. If no royalties shall be due, LICENSEE shall so report.

    5.4 On or before the ninetieth (90th) day following the close of LICENSEE's fiscal year, LICENSEE shall provide OU with LICENSEE's certified financial statements for the preceding fiscal year including, at a minimum, a Balance Sheet and an Operating Statement.

    5.5  The royalty payments set forth in this Agreement and amounts due under
Article 6 shall, if overdue, bear interest until payment at a per annum rate two percent (2%) above the prime rate in effect at the Chase Manhattan Bank (N.A.) on the due date. The payment of such interest shall not foreclose OU from exercising any other rights it may have as a consequence of the lateness of any payment.

                            ARTICLE 6 - PATENT PROSECUTION

    6.1 OU shall apply for, seek prompt issuance of, and maintain during the term of this Agreement the PATENT RIGHTS in the United States and in the foreign countries to be mutually determined by OU and Scimark listed in Appendix B hereto and amended as new countries are added or deleted. Appendix B may be amended by verbal agreement of both parties, such agreement to be confirmed in writing within ten (10) days of the verbal agreement. At LICENSEE'S election, LICENSEE may apply for, prosecute, or maintain any such patent applications, using patent counsel of its choice.

    6.2 Payment of all fees and costs incurred after November 18, 1991, relating to the filing, prosecution, and maintenance of the PATENT RIGHTS shall be the responsibility of LICENSEE.

    6.3 Any and all inventions, technologies, know-how, materials, products, data, ideas and related matters, related and/or unrelated to Technology A or Technology B, including any PATENT RIGHTS which may be issued thereon, which are developed or otherwise discovered as a result of the

                                         (11)

SPONSORED RESEARCH AGREEMENT between LICENSEE and OU shall be the property of OU and shall be automatically and exclusively licensed to the LICENSEE pursuant to and subject to the same terms and conditions of Technology A and Technology B, including but, not limited to, payment of royalties pursuant to Article 4,

    6.4 OU and its employees shall cooperate with LICENSEE to the fullest extent reasonable, except for payment of fees and costs, to help assure proper patent filing, prosecution and maintenance.

                               ARTICLE 7 - INFRINGEMENT

    7.1 LICENSEE shall inform OU promptly in writing of any alleged infringement of the PATENT RIGHTS by a third party and of any available evidence thereof. Similarly, OU shall promptly inform LICENSEE in writing of any alleged infringement of PATENT RIGHTS by a third party and any available evidence thereof.

    7.2 During the term of this Agreement the LICENSEE shall have the right but not the obligation to prosecute at its own expense all infringements of the PATENT RIGHTS and LICENSEE agrees to include OU as a party plaintiff in any such suit, without expense to OU. The total cost of any such infringement action commenced by the LICENSEE shall be borne by the LICENSEE.

    7.3 If after OU has provided LICENSEE With ninety (90) days prior written notice, the LICENSEE fails to either prosecute an infringer or enter into a sublicense agreement, settlement, consent judgement or other voluntary final disposition with an infringer, OU may prosecute such infringer itself. No settlement, consent judgement or other voluntary final disposition of the infringement suit may be entered into without the consent of OU, which consent shall not unreasonably be withheld. LICENSEE shall indemnify OU against any order for costs that may be made against OU in such proceedings.

    7.4 Patent enforcement and/or defense litigation shall adhere to the following:

    (a) In the event that LICENSEE shall undertake the enforcement and/or defense of the PATENT RIGHTS by litigation including alternative dispute resolution. LICENSEE may withhold up to fifty percent (50%) of the payments otherwise thereafter due OU under

                                         (12)

         Article 4 hereunder and apply the same toward reimbursement of up to half of LICENSEE's expenses, including reasonable attorneys' fees, in connection therewith. Any recovery of damage by LICENSEE for each such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of LICENSEE relating to such suit, and next toward reimbursement of OU for any payments under Article 4 past due or withheld and applied pursuant to this Article 7. The balance remaining from any such recovery shall be treated as royalties from SUBLICENSEES.

    (b) In the event that OU stuff undertake the enforcement and/or defense of the PATENT RIGHTS against third parties by litigation pursuant to OU's rights under Section 7.3 of this Agreement, any recovery of damages by OU for each such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of OU relating to such suit. The balance remaining from any such recovery shall be divided seventy percent (70%) to OU and thirty percent (30%) to LICENSEE.

    7.5 In the event that a declaratory judgement action alleging invalidity or noninfringement of any of the PATENT RIGHTS shall be brought against LICENSEE, OU, at its option, shall have the right, within thirty (30) days after commencement of such action, to intervene and jointly participate in the defense of the action at its own expense.

    7.6 In any suit as either party may be involved to enforce the PATENT RIGHTS pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

    7.7 LICENSEE, shall have the sole right in accordance with the terms and conditions herein to sublicense the alleged infringer for future use of the PATENT RIGHTS. Any upfront fees as part of such a sublicense shall be shared equally between LICENSEE and OU; other royalties shall be treated per Article 4.

                            ARTICLE 8 - PRODUCT LIABILITY

    8.1 LICENSEE shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold OU, its trustees, officers, employees and affiliates, harmless against all claims and expenses, including legal expenses and reasonable attorneys' fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceedings

                                         (13)

demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the LICENSED PRODUCT(s) and/or LICENSED PROCESS(es) or arising from any obligation of LICENSEE hereunder.

    8.2 LICENSEE shall obtain and carry in full force and effect liability insurance in the amount of One Million Dollars ($1,000,000) per incident and Three Million Dollars ($3,000,000) annually, to be increased by the parties, if necessary, which shall protect LICENSEE and OU in regard to events covered by Paragraph 8.1 above.

    8.3 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, OU MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OR MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY OU THAT THE PRACTICE BY LICENSEE OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY.

                             ARTICLE 9 - EXPORT CONTROLS

    It is understood that OU is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act as amended and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. OU neither represents that a license shall not be required nor that, if required, it shall be issued.

                                         (14)

                            ARTICLE 10 - NON-USE OF NAMES

    OU acknowledges that LICENSEE has a legitimate interest in using the name of OU. OU's representative organizations, or OU's employees for capital raising and financing purposes. Accordingly, OU consents to the use by LICENSEE and its AFFILIATES and SUBLICENSEES for such purposes, of the name of OU, OU representative organizations and OU employees having involvement with TECHNOLOGY A or TECHNOLOGY B, provided, that, in the case of any advertising, promotional or sales literature, LICENSEE and its AFFILIATES shall obtain the prior written consent of OU or said employee. LICENSEE shall not have the right to use any trademark or logo of OU.

                               ARTICLE 11 - ASSIGNMENT

    This Agreement is not assignable and any attempt to do so shall be void.

                               ARTICLE 12 - ARBITRATION

    12.1 All controversies and/or disputes arising out of this agreement, shall be decided by a panel of three (3) arbitrators. Written notice of any dispute shall be given by the aggrieved party, clearly specifying the nature of the dispute and the relief requested, including the paragraph of this agreement in question, if any. If the dispute cannot be amicably resolved (evidenced in writing signed by both parties) within thirty (30) days of such notice, either party may serve the other with a written demand for arbitration pursuant to this Article.

    12.2 Within fifteen (15) days of a demand for arbitration pursuant to paragraph 12.1, the parties shall each select one arbitrator of their choice, and the two arbitrators so selected shall choose the third arbitrator, who shall serve as the chairperson of the panel. Each party shall be responsible for the compensation of the arbitrator of their choice, and the cost of the third arbitrator shall be equally shared by the parties. All pro-hearing, hearing, and post-hearing procedures, including those for Disclosure and Challenge, shall be governed by the Commercial Arbitration Rules of the American Arbitration Association then in effect except as modified in this Agreement. Unless otherwise agreed in writing by the parties, the situs of the arbitration proceedings pursuant to this article shall be determined by the arbitrators, said

                                         (15)

decision to be based upon the convenience of the situs to all parties and to be made within ten days of final empanelment thereof. The arbitrators shall be bound to make specific findings of fact and reach conclusions of law, based upon the submissions and evidence of the parties, and shall issue a written decision explaining the basis for the decision and award. At the request of either party, arbitration proceedings shall be conducted on a confidential basis.

    12.3 During the pendency of any proceeding under Section 12.1 or 12.2, neither party will commence any litigation relating to any dispute under this Agreement and any litigation commenced prior to commencement of any proceeding under Sections 12.1 or 12.2 shall be stayed pending the outcome thereof, The parties agree to fully abide by the terms of any arbitration award hereunder as final and binding. Judgment upon any award may be entered and enforced by either party in any court of competent jurisdiction.

    12.4 Notwithstanding the foregoing, nothing in Article 12 shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.

                               ARTICLE 13 - TERMINATION

    13.1 If LICENSEE shall cease to carry on business, this Agreement shall terminate upon notice by OU.

    13.2 Should LICENSEE fail to make any payment whatsoever due and payable to OU hereunder which is not the subject of a bone fide dispute, OU shall have the right to terminate this Agreement effective on sixty (60) days' notice, unless LICENSEE shall make all such payments to OU within said sixty (60) day period. Upon the expiration of the sixty (60) day period, if LICENSEE shall not have made all such payments to OU, the rights, privileges and license granted hereunder shall automatically terminate.

    13.3 Upon any material breach or default of this Agreement by LICENSEE and any AFFILIATE, other than those occurrences set out in Paragraphs 13.1 and 13.2 hereinabove, which shall

                                         (16)

always take precedence in that order over any material breach or default referred to in this Paragraph 13.3, OU shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder effective on ninety (90) days' notice to LICENSEE. Such termination shall become automatically effective unless LICENSEE shall have cured any such material breach or default prior to the expiration of the ninety (90) day period.

    13.4 LICENSEE shall have the right to terminate this Agreement or relinquish its rights to any claim contained in the PATENT RIGHTS at any time on six (6) months' notice to OU and upon payment of all amounts due OU through the effective date of the termination.

    13.5 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. LICENSEE and any AFFILIATE or SUBLICENSEE thereof may, however, after the effective date of such termination, sell all LICENSED PRODUCTS, and complete LICENSED PRODUCTS in the process of manufacture at the time of such termination and sell the same, provided that LICENSEE shall pay to OU the running royalties thereon as required by Article 4 of this Agreement and shall submit the reports required by Article 5 hereof on the sales of LICENSED PRODUCTS.

    13.6 Upon termination of this Agreement for any reason, any AFFILIATE or SUBLICENSEE not then in default shall have the right to seek a license from OU. OU agrees to negotiate such licenses in good faith under reasonable terms and conditions.

                            ARTICLE 14 - PAYMENTS, NOTICES
                               AND OTHER COMMUNICATIONS

    Any payment. notice or other communication pursuant to this Agreement shall be sufficiently made or given three (3) days after date of mailing if sent to such party by certified first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other party:

                                         (17)

    in case of OU:

         David N. Allen, Director
         Technology Transfer Office
         Ohio University Innovation Center
         Athens, OH 45701

    in the case of LICENSEE:
         Lindsay A. Rosenwald, M.D., Chairman
         Scimark Corporation, c/o, The Castle Group Ltd.
         375 Park Avenue, New York, NY 10152

                        ARTICLE 15 - MISCELLANEOUS PROVISIONS

    15.1 This Agreement shall be construed, governed, interpreted and applied in accordance with Article 12 and the laws of the State of Ohio, U.S.A. except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

    15.2 The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change of modification except by the execution of a written instrument subscribed to by the parties hereto.

    15.3 The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such invalidly or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

    15.4 LICENSEE agrees to mark the LICENSED PRODUCTS sold in the United States with all applicable United States patent numbers. All LICENSED PRODUCTS shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practice of the country of manufacture or sale.

                                         (18)

    15.5 The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

                                Article 16 - GUARANTEE

    16.1 In consideration for OU entering into this License Agreement with LICENSEE, CASTLE hereby unconditionally guarantees to OU, the performance of LICENSEE'S obligations under this Agreement. CASTLE's guarantee under the
Section 16.1 shall continue until the earlier of five (5) years or an INITIAL PUBLIC OFFERING by LICENSEE.

    IN WITNESS WHEREOF, the Parties have duly executed this Amendment the day and year set forth below.


OHIO UNIVERSITY

By  /S/ T. LLOYD CHESNUT
    ---------------------------------------------------
Name   T. Lloyd Chesnut
     --------------------------------------------------
Title  Vice President for Research and Graduate Studies
     --------------------------------------------------
Date
     --------------------------------------------------


SCIMARK CORPORATION

By  /S/ LINDSAY A. ROSENWALD
    ---------------------------------------------------
Name   Lindsay A. Rosenwald, M.D.
     --------------------------------------------------
Title  Chairman and Chief Executive Officer
     --------------------------------------------------
Date
     --------------------------------------------------

                                         (19)

THE CASTLE GROUP LTD.

By  /S/ LINSDAY A. ROSENWALD
    --------------------------------------------------
Name   Lindsay A. Rosenwald, M.D.
     --------------------------------------------------
Title  Chairman and Chief Executive Office
     --------------------------------------------------
Date
     --------------------------------------------------

                                      APPENDIX A

UNITED STATES PATENT RIGHTS

    1. U. S. Patent No. 5,032,407 and C.I.P. Application U.S.S.N. [ * * * ] by Thomas Wagner, Barbara King and Mike Reed;

    2.   U. S. Patent Application USSN [ * * * ] by Thomas Wagner and
         Lel Han; and

    3. Additional patents and patent applications relating to improvements (as defined in the Sponsored Research Agreement) arising from the Sponsored Research Agreement.

                                      APPENDIX B

    1. Foreign patent applications any patents within the PATENT RIGHTS as of Effective Date:

         None

    2. Foreign countries in which the PATENT RIGHTS shall be filed, prosecuted and maintained in accordance with Article 6:

         b. To be mutually determined by Scimark and Ohio University as necessary.

                             MEMORANDUM OF UNDERSTANDING
                                         AND
                                      AMENDMENT

This Memorandum of Understanding ("Memorandum") is made and entered into this 15th day of October 1993 by and between Ohio University ("OU") and Progenitor, Inc., a corporation duly organized under the laws of Delaware, having its principal office at 132 North Woods Boulevard, Columbus, Ohio 43235 ("LICENSEE").

WHEREAS, OU, Scimark Corporation ("Scimark") and The Castle Group, Ltd. have entered into a certain License Agreement dated January 28, 1992 (the "LICENSE AGREEMENT'), and OU and Scimark have entered into a certain Sponsored Research Agreement dated January 28, 1992 (the "RESEARCH AGREEMENT"). The LICENSE AGREEMENT and the RESEARCH AGREEMENT are referred to collectively as the "AGREEMENTS".

WHEREAS, Scimark has assigned all its rights and obligations under the LICENSE AGREEMENT and the RESEARCH AGREEMENT to LICENSEE and LICENSEE has assumed all of such rights and obligations of Scimark.

WHEREAS, OU and LICENSEE agree that it is in the best interest of OU and LICENSEE to interpret certain provisions of the LICENSE AGREEMENT and amend the RESEARCH AGREEMENT.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree to the following interpretation and amendment:

1. Article 2.2 and 3.3 of the LICENSE AGREEMENT are hereby interpreted to allow for the LICENSEE's executive offices to be located at 132 North Woods Boulevard, Columbus, Ohio 43235. LICENSEE further agrees that its executive offices, principal research operations and principal processing/manufacturing operations relating to Licensed Products leased, sold or otherwise distributed for use in the United States shall be located in Ohio. LICENSEE shall maintain discovery research activities related to the Licensed Products and Processes in the Athens, Ohio area. LICENSEE shall use its best efforts to perform processing/manufacturing rights related to Licensed Products or Processes intended for sale or distribution in the U.S. in the state of Ohio, and to locate such activities in the Athens, Ohio area. Provided, however, that LICENSEE may locate such activities outside of the Athens, Ohio area if LICENSEE can demonstrate a material disadvantage for locating such activities in the Athens, Ohio area.

2. OU and LICENSEE have determined that the First Year Milestone referred to in Article 1.10 of the LICENSE AGREEMENT and the RESEARCH AGREEMENT has been achieved and that the Two Year Milestone referred to in Article 1.11 of the LICENSE AGREEMENT and the RESEARCH AGREEMENT is waived and deemed not applicable. The $(***) payment to OU required by the RESEARCH AGREEMENT upon achievement of the First Year Milestone shall now be due with the last quarterly installment of the Second Year.

3. LICENSEE agrees to extend for an additional two years its RESEARCH AGREEMENT on similar terms and conditions, provided, however, that such extension is contingent upon LICENSEE consummating a corporate partner collaboration resulting in funding of LICENSEE of at least $10 million over the term of the collaboration.

This Memorandum shall be valid, enforceable, and governed by the laws of the State of Ohio.

IN WITNESS WHEREOF, the parties hereto have executed this Memorandum as of the day and year first above written.

              OHIO UNIVERSITY                    PROGENITOR, INC.

    By:  /S/T. LLOYD CHESNUT                By:  /S/DOUGLASS A. GIVEN
        -----------------------------           -------------------------
            T. Lloyd Chesnut                        Douglass R. Given

    Its: Vice President for Research        Its:      EVP/COO
        -----------------------------            ------------------------
         and Graduate Studies
        -----------------------------